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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                                PHOTOMEDEX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    719358103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|  Rule 13d-1(b)
     |X|  Rule 13d-1(c)
     |_|  Rule 13d-1(d)

--------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  719358103


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

 1.       NAMES OF REPORTING PERSONS

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   JOSEPH E. GALLO

--------------------------------------------------------------------------------

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                    (b) |_|

--------------------------------------------------------------------------------

 3.       SEC USE ONLY


--------------------------------------------------------------------------------
 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

--------------------------------------------------------------------------------
      NUMBER OF         5.     SOLE VOTING POWER

        SHARES                       1,246,165**
                        --------------------------------------------------------
     BENEFICIALLY       6.     SHARED VOTING POWER
                                     0
       OWNED BY         --------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER
         EACH
                                     1,246,165**
      REPORTING         --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
     PERSON WITH                     0
--------------------------------------------------------------------------------
 9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,246,165**

--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

          CERTAIN SHARES                                            |_|

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   7.0%

--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

                   IN

--------------------------------------------------------------------------------
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**BENEFICIAL OWNERSHIP BASED ON JOSEPH E. GALLO'S STATUS AS TRUSTEE WITH SOLE
VOTING AND DISPOSITIVE POWER FOR SHARES OWNED BY THOSE CERTAIN TRUSTS LISTED ON
EXHIBIT A ATTACHED HERETO.


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

CUSIP No.  719358103


ITEM 1.



     (a)       PHOTOMEDEX, INC.

     (b)       FIVE RADNOR CORPORATE CENTER, SUITE 470, RADNOR,
               PENNSYLVANIA 19087



ITEM 2.



     (a)       JOSEPH E. GALLO

     (b)       600 YOSEMITE BLVD., MODESTO, CA  95354-2760

     (c)       UNITED STATES

     (d)       COMMON STOCK, PAR VALUE $0.01 PER SHARE

     (e)       719358103



ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR
               SECTIONS 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING
               IS A:

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


     (a)       |_|   Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
     (b)       |_|   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78o).
     (c)       |_|   Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78o).
     (d)       |_|   Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.
                     80a-8).
     (e)       |_|   An investment adviser in accordance with Sections 240.13d-1(b)(1)(ii)(E).
     (f)       |_|   An employee benefit plan or endowment fund in accordance with
                     Sections 240.13d-1(b)(1)(ii)(F).
     (g)       |_|   A parent holding company or control person in accordance
                     with Sections 240.13d-1(b)(ii)(G).
     (h)       |_|   A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12
                     U.S.C. 1813).
     (i)       |_|   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3).
     (j)       |_|   Group, in accordance with Sections 240.13d-1(b)(1)(ii)(J).

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

CUSIP No.  719358103

ITEM 4.        OWNERSHIP.


   (a)         1,246,165

   (b)         7.0%

   (c)(i)      1,246,165

   (c)(ii)     -0-

   (c)(iii)    1,246,165

   (c)(iv)     -0-


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                        Not Applicable.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
               HOLDING COMPANY.

                        Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                        Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                        Not Applicable.

ITEM 10.       CERTIFICATION.

                        By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                       4

CUSIP No.  719358103

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                                FEBRUARY 2, 2001
                                              --------------------------------------------------
                                                                       (Date)


                                                              /s/ JOSEPH E. GALLO
                                              --------------------------------------------------
                                              Joseph E. Gallo, Trustee, Stephanie A. Gallo 1987
                                               Non-Exempt Family Trust U/ART IV 12/16/87



                                                              /s/ JOSEPH E. GALLO
                                              --------------------------------------------------
                                              Joseph E. Gallo, Trustee, Ernest J. Gallo 1987
                                              Non-Exempt Family Trust U/ART IV 12/16/87



                                                              /s/ JOSEPH E. GALLO
                                              --------------------------------------------------
                                              Joseph E. Gallo, Trustee, Joseph C. Gallo 1987
                                              Non-Exempt Family Trust U/ART IV 12/16/87



                                                             /s/ JOSEPH E. GALLO
                                              --------------------------------------------------
                                              Joseph E. Gallo, Trustee, Stephanie A. Gallo 1990
                                              Family Trust


                                                             /s/ JOSEPH E. GALLO
                                              --------------------------------------------------
                                              Joseph E. Gallo, Trustee, Ernest J. Gallo 1991
                                              Family Trust


                                                             /s/ JOSEPH E. GALLO
                                              --------------------------------------------------
                                              Joseph E. Gallo, Trustee, Joseph C. Gallo 1994
                                              Family Trust


                                                            /s/ JOSEPH E. GALLO
                                              --------------------------------------------------
                                              Joseph E. Gallo, Trustee, Descendents of Joseph
                                              E. Gallo Trust U/ART III 12/16/87


                                                            /s/ JOSEPH E. GALLO
                                              --------------------------------------------------
                                              Joseph E. Gallo, Trustee, Joseph & Ofelia
                                              Gallo Community Property Trust

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

CUSIP No.  719358103

                                    EXHIBIT A




Joseph E. Gallo, Trustee, Stephanie A. Gallo 1987 Non-Exempt Family Trust U/ART IV 12/16/87
Joseph E. Gallo, Trustee, Ernest J. Gallo 1987 Non-Exempt Family Trust U/ART IV 12/16/87
Joseph E. Gallo, Trustee, Joseph C. Gallo 1987 Non-Exempt Family Trust U/ART IV 12/16/87
Joseph E. Gallo, Trustee, Stephanie A. Gallo 1990 Family Trust
Joseph E. Gallo, Trustee, Ernest J. Gallo 1991 Family Trust
Joseph E. Gallo, Trustee, Joseph C. Gallo 1994 Family Trust
Joseph E. Gallo, Trustee, Descendents of Joseph E. Gallo Trust U/ART III 12/16/87
Joseph E. Gallo, Trustee, Joseph & Ofelia Gallo Community Property Trust


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